For period ending   April 30, 2011     Exhibit 770

File number 811-7540

FORM 10f-3
FUND: Global High Income Fund Inc.
Advisor or Sub-Advisor: UBS Global Asset Management (Americas) Inc.
1. Issuer:  Republic of Philippines 6.25% due 1/14/2036
2. Date of Purchase: 01/05/2011 3.  Date offering commenced: 01/05/2011
4. Underwriters from whom purchased:  Citibank
5. "Affiliated Underwriter" managing or participating in syndicate: UBS Investment Bank
6. Aggregate principal amount or number of shares purchased:  PHP 1,533,000,000(Firmwide)
7. Aggregate principal amount or total number of shares of offering: PHP 54,770,000,000
8. Purchase price (net of fees and expenses): PHP 1.00
9. Initial public offering price:  PHP 1.00
10. Commission, spread or profit:  $0.00
11.  Have the following conditions been satisfied?
YES
NO
a.  The offering is subject to regulation by a foreign financial regulatory authority.
X

b. The securities are offered at a fixed price to all purchasers in the offering (except for any rights that are required by law to be granted to existing security holders).
X

c. Financial statements of the issuer, prepared and audited in accordance with the standards of the appropriate foreign financial regulatory authority, for the two years prior to the offering, are made available to prospective purchasers.
X

d. The issuer is a foreign government, a foreign national or an entity organized under the laws of a foreign country.
X

e. If the answer to (d) is no, the issuer is a reporting company in the U.S. and has made all required filings during the past 12 months.
N/A
N/A
f. The securities were purchased prior to the end of the first day on which any sales are made (or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the offering terminated).
X

g. The securities were purchased at a price not more than the price paid by each other purchaser in the offering or any concurrent offering (except for any rights to purchase required y law to be granted to existing security holders).
X

h. The underwriting was a firm commitment underwriting.
X

i. The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.
X

j. The issuer of the securities and any predecessor has been in continuous operation for not less than three years.
X

k. The amount of such securities purchased by the Fund and all other accounts over which the Adviser (or Sub-Adviser, if applicable) exercised investment discretion did not exceed 25% of the principal amount of the offering.
X

m. No Affiliated Underwriter benefited directly or indirectly from the purchase.
X

Note:  Refer to the Rule 10f-3 Procedures for the definitions of the capitalized terms above.  In particular, "Affiliated Underwriter" is defined as UBS AG and its affiliates.  In the case of a Fund advised by a Sub-Adviser, "Affiliated Underwriter" shall also include any brokerage affiliate of the Sub-Adviser.

Approved:  /s/Yu Chen Lin     Date:   1/7/2011
Print Name: Yu Chen Lin